EXHIBIT 10.63

March  10, 1998

Richard Minehart, Jr.
c/o Belmor Autotron
6460 W. Cortland Avenue
Chicago IL  60707

RE:  POSITION WITH LUND INTERNATIONAL HOLDINGS, INC.

Dear Dick:

         As per our recent discussion, Lund International Holdings, Inc. ("LIH") is offering you the position of Chief Operating Officer. This correspondence sets out the terms of our offer to you, except for the terms of our employee handbook, Insider Trading Policy, Insider Trading Compliance Program, and the Relocation Reimbursement Policy, which reflect the current policies and procedures of LIH, which are subject to change, and apply to you. A copy of the employee handbook, Insider Trading Policy, Insider Trading Compliance Program, and the Relocation Reimbursement Policy have been provided to you under separate cover.

         If the terms offered in this letter are acceptable to you, please sign the letter at the bottom. We hope that you will accept our offer and look forward to making you part of our management team.

POSITION: Chief Operating Officer. You will perform duties as directed by, and report to, the Chief Executive Officer and/or President of the Company. LIH reserves the right to modify your job responsibilities at its discretion.

EFFECTIVE EMPLOYMENT START DATE:  March 23, 1998
--------------------------------

BASE SALARY:  $160,000 on an annual basis
------------

BONUS: You will be eligible for any bonus plan offered by LIH and will be in the sixty percent (60%) bonus bracket for the current Short Term Incentive Plan for 1998. Lund International Holdings, Inc. reserves the right to change the bonus plan at the end of any plan year as applied to the following or next plan year. Also, each bonus plan will be evaluated for any particular year, and it is understood that future bonus plans have not been adopted and have yet to be determined or approved.

BENEFITS: You are entitled to all current benefits offered to other employees who are in an equivalent position with LIH. In addition, you will continue to receive the special medical coverage, "Exec-u-care", provided to you as a member of the Senior Management Team.

STOCK OPTION PLAN: After you are hired, you will be eligible, effective as of March 1, 1998, or your first day of actual employment, to receive a total Fifty Thousand




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(50,000) stock options of Lund International Holdings, Inc., with Ten Thousand
(10,000) vesting on the anniversary date of your first full year of employment, and Ten Thousand (10,000) vesting on your successive anniversary dates of employment thereafter, until all options have vested. You must be employed on each anniversary date with no break in service for the stock options to vest. The vesting schedule would be accelerated in the event of a "Change of Control", as defined and set forth in the stock option plan. The stock options are subject to, and will be issued according to, our stock option plan and may require board and/or stockholder approval.

VACATIONS: You will be eligible for a three (3) week paid vacation, accruing according to LIH current vacation benefits.

RELOCATION EXPENSES: You will be eligible for LIH's relocation program, as modified from time to time by LIH. A copy of LIH's relocation policy has been provided to you. In addition, you are entitled to the following benefits related to your move to Minnesota:

         1. All of your reimbursed relocation expenses will be "grossed up" on your year-end W-2 statement.
         2. In the event you have not sold your home in Illinois following your purchase of a home in Minnesota, the Company will pay up to six (6) months of an equivalent mortgage amount, exclusive of taxes, as compared to your mortgage payment in Illinois on your home in Minnesota. After the six (6) month period, if you have not sold your home in Illinois, you will be responsible for all mortgage payments for your Minnesota home and your Illinois home.
         3. You agree that you will make every good faith effort to sell your home in Illinois, accepting any fair market value offer in an arm's length transaction from prospective buyers. In the event you are unable to sell your home in Illinois, as described in this letter, for an amount that is not a net loss to you, and you have a good faith arm's length offer that will result in a net loss to you, you shall provide all documentation to LIH to prove the net loss to you. Once this documentation has established that you will suffer a net loss, you agree that LIH has the right of first refusal on any good faith offer from an arm's length buyer, which means that LIH has the right to buy your home rather than the buyer offering an amount that results in a net loss to you, or pay the documented net loss amount to you. If you fail to allow LIH the right of first refusal, you agree that LIH will have no further obligation to pay any mortgage payments, as set-out in this letter, or any net loss amounts to you, as described in this paragraph. Further, LIH has no obligation and is not bound by the terms of this letter, as those relate to the sale of your Illinois home, in the event you sell your Illinois home in a transaction that is not at arm's length, and not at a fair market value price.
         4. You will not be required to move to Minnesota until June of 1998. LIH will pay reasonable and previously authorized travel expenses for you to travel to your home in Illinois every weekend. LIH will pay for your reasonable and previously authorized living expenses in Minnesota until you have purchased your home in Minnesota.
         5. The minimum brokerage fee associated with selling your current residence (and additional lot in Illinois) will be paid by LIH (if you so desire to sell the lot).

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AUTOMOBILE: During your term of employment with LIH, you will be provided with a late model light truck or sport utility vehicle for your use, subject to the approval of the President of LIH.

         In the position of Chief Operating Officer, you will be provided with confidential, trade secret, and/or proprietary information of Lund International Holdings, Inc., and its subsidiaries, Deflecta-Shield Corporation, and its subsidiaries, whether actually merged or not, which includes Lund Industries, Incorporated and/or any company acquired by Lund International Holdings, Inc. or its subsidiaries, or any restructured entities, (collectively referred to in this letter as the "Company"). This includes, but is not limited to, the following confidential, trade secret and/or proprietary information:

         1. Sales activities, sales records, sales histories and/or how sales have developed or changed in a particular geographical area or market or for a particular product; customer lists and/or vendor lists; and

         2. The quantity of products purchased from the Company by its customers and the prices paid, the Company's purchasing activities, advertising and promotional activities, past and present, potential sales and/or markets, market strategies; and

         3. Products' specifications, materials, costs; development of new products; inventions, modifications of current products, and information pertaining to all aspects of the Company's research and development; and

         4. The quantity of various products purchased from the Company and/or the product mix as they relate to overall sales of all products and/or a particular product; and

         5. The reasons for the use by the Company of certain methods of attachment of its products to the vehicles; manufacturing processes and/or costs and/or time and/or labor studies; the products' designs, dimensions, and tolerances; and

         6. The quantity of materials purchased from suppliers and/or the reason for the use of certain materials; and

         7.       Shipping methods, pricing, profit margins per products; and

         8. The financial information which is not made public in the Company's press releases, quarterly reports, Securities and Exchange Filings and/or the Company's annual reports; and

         9. Information concerning the Company's management, financial conditions, financial operations, purchasing activities, marketing plans, strategic plans, information systems, communication systems, planning activities, operational activities and plans, investor relations activities, interdepartmental communication or operational communication activities and business plans; and

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         10.      All other types and categories of information which are
                  generally understood by persons involved in the automotive industry and any manufacturing operations to be trade secrets, and/or confidential information and/or proprietary information.

         You agree that you will not disclose or use at any time, only as limited by law, in any manner any confidential trade secret and/or proprietary information as defined in this letter, or elsewhere, or subsequently revealed to you to be confidential, a trade secret or proprietary information.

         You agree in the event your employment with LIH is terminated, whether voluntarily or otherwise, and/or your are separated from your employment with LIH, that you, for a period of nine (9) months from the date of separation of your employment, shall not engage or participate in (whether as an employee, shareholder, owner, officer, director, partner, consultant, advisor, principal, agent, or in any other capacity) any business which engages in the invention, design, development, marketing, and/or selling, and/or distributing, and/or manufacturing of products competitive with those which are then listed in the Company's current catalogs or marketing materials, and/or such products which the Company has, in the preceding one (1) year before your separation, or at your separation from employment, under design, development, modification, alteration, or purchase from another company, or for which conception has occurred.

         You further agree that you will not, for a period of nine (9) months from the date of your separation of employment with LIH, whether voluntarily or otherwise, engage in or participate in, in any capacity, the solicitation of or the attempt to solicit any potential or actual product designer, supplier, customer, and/or distributor, and/or manufacturer of the Company's that you have had contact with for the two (2) years preceding your separation from employment. This restriction encompasses any business which engages in the invention, design, development, marketing, and/or selling, and/or distributing, and/or manufacturing of products competitive with those which are then listed in the Company's current catalogs or marketing materials, and/or such products which the Company has, in the preceding one (1) year before your separation, or at your separation from employment, under design, development, modification, alteration, or purchase from another company, or for which conception has occurred.

         You also agree that for a period of nine (9) months from your separation from employment with LIH, whether voluntarily or otherwise, that you will not hire or offer to hire any of the Company's directors, officers, employees, and/or agents, or attempt to and/or entice them to discontinue their relationship with the Company, and/or attempt to divert and/or divert any potential or actual product designer, customer, distributor, manufacturer, and/or supplier of the Company's that you have had contact with for the two (2) years preceding your separation from employment.

         Your obligations under this covenant not to compete shall apply to any geographical area in which the Company has engaged in business before and during your employment through production, operations, promotional, sales, distribution, or marketing activities, or has otherwise established its good will, business reputation, or

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any potential or actual product designer, or customer, or supplier, or distributor or manufacturing relations during the two (2) years preceding your separation from employment.

         These confidentiality and non-compete terms of this agreement extend beyond the termination and/or separation of your employment and shall continue in full force and effect after the termination and/or separation of your employment or this agreement. You agree to always keep confidential and to not use any trade secret and/or proprietary information, as limited by applicable law.

         You agree that at the time of your termination and/or separation of employment with LIH, that you will promptly deliver to the Company all confidential, trade secret, or proprietary information and all Company property, equipment and materials.

         This agreement refers to Lund International Holdings, Inc. and its subsidiaries, and Deflecta-Shield Corporation, and its subsidiaries, and any restructured entities, because you will be privy to all operations of Lund International Holdings, Inc. and its subsidiaries', or restructured entities' confidential information, operations and trade secret or proprietary information.

         If you accept Lund International Holdings, Inc.'s offer of employment, you understand that it is not for a particular time period, and that either you or Lund International Holdings, Inc. may terminate the employment relationship at any time for any reason or no reason. This agreement is not to be interpreted as an agreement for continued employment, because either party may terminate it at any time. In the event you are terminated without cause, you shall be paid, exclusive of any bonuses or other remuneration, one (1) year of your base salary effective on the date of termination, if you sign a full and complete release of all claims against the Company. However, you will not be entitled in any way to one (1) year of your base salary, if you voluntarily terminate your employment with the Company, or you are terminated for cause, or you decline to execute the full and final release. LIH will pay to you any and all vacation benefits you have earned under the LIH's then current vacation policy.

CHANGE IN CONTROL OF DEFLECTA-SHIELD CORPORATION

         LIH recognizes that under the terms of your prior employment agreement with Deflecta-Shield Corporation (which is voided as set forth below in this letter), you had the benefit of change in control provisions, which LIH recognizes have been triggered by the funding of the Tender Offer Credit Facility, as of December 30, 1997. Consequently, LIH agrees that you will be paid a lump sum Severance Payment equal to one (1) year's base salary. In addition, LIH will pay you Severance Payment equal to 100% of one (1) year's potential bonus, which is equal to 60% of your base salary. These Severance Payments will be paid in the event either you or LIH terminate your employment with LIH any time during the time period of December 30, 1997 through and including December 30, 1999. As of December 31, 1999, the "Change of Control" provisions set forth below with respect to a "Change of Control" of LIH will then govern any change of control benefits to which you may be entitled. You understand and agree that you shall not be allowed to receive concurrent severance benefits under the change of control provisions in this paragraph and the "Change in Control" provisions of LIH below, because you



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understand and agree that you are entitled to only one severance benefit from
December 30, 1997 through December 30, 1999, and a different severance benefit after December 31, 1999.

CHANGE IN CONTROL OF LIH

         In the event there is a "Change in Control" as defined in this letter, a lump sum severance payment equal to one (1) year's base pay will be paid to you in the event of a "Change of Control" of LIH and your subsequent termination of employment within six (6) months of such "Change of Control". This termination of employment may be effected at either the discretion of LIH or at your discretion. The lump sum severance payment will be made within thirty (30) days of the termination date.

         A "Change of Control" of Lund International Holdings, Inc. shall be deemed to have occurred if (i) any person or entity becomes the beneficial owner, directly or indirectly, of securities representing in excess of fifty percent (50%) of the voting securities of Lund International Holdings, Inc. except for (x) persons who, on March 1, 1998 together with their respective affiliates or associates as such terms are defined under Section 203 of the Delaware General Corporation Law own securities representing in excess of forty percent (40%) of the voting securities of Lund International Holdings, Inc.; or
(y) any affiliates or associates identified in (x) to which any person identified in (x) transfers all or any portion of such voting securities (the persons in (x) and (y) being referred to herein as a "40% Holder"); (ii) Lund International Holdings sells or otherwise disposes of all or substantially all of its assets , Inc. in a single transaction or series of related transactions;
(iii) persons who, at the beginning of any twelve (12) consecutive month period, constitute the Board of Directors of Lund International Holdings, Inc., at the end of such period cease to constitute a majority of the Board of Directors of Lund International Holdings, Inc. unless (a) prior to September 9, 2000, the nomination or appointment of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of such period or (b) on or after September 9, 2000, the nomination or appointment of each new Director was approved or is ratified by a then 40% Holder or by any Director authorized by such 40% Holder to exercise such approval (either pursuant to that certain Amended and Restated Governance Agreement, dated as of November 25, 1997, among Lund International Holdings, Inc., LIH Holdings, LLC and LIH Holdings II, LLC, or otherwise); (iv) Lund International Holdings, Inc. merges or combines with or into any other person or entity and the stockholders of Lund International Holdings, Inc. immediately prior to the consummation of the merger own less than fifty percent (50%) of the outstanding voting securities of the surviving entity upon consummation of the merger.

         It is Lund International Holdings, Inc.'s understanding that you are not subject to any agreements or restrictions arising out of any prior employment or consulting relationship, and that by accepting this offer of employment, you will not be breaching or violating any other obligations. If any breach of a prior obligation occurs, LIH reserves the right to withdraw this offer of employment.

         This agreement may be severed, if any portion is determined to be unenforceable or void, with the other terms remaining in full force and effect. Also, this agreement will

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be interpreted under the laws of the State of Minnesota and the United States of
America, and is binding on the parties, their heirs, successors, personal representative and assigns.

         This agreement supersedes, revokes, or voids all other offers, or agreements, oral or written made by Lund International Holdings, Inc., or its subsidiaries, regarding any position with Lund International Holdings, Inc., or any position with any of its subsidiaries. This agreement also supersedes, revokes, or voids all other offers, or agreements, oral or written you may have or have had with Deflecta-Shield Corporation or its subsidiaries, which you agree shall be null, void, and superseded by this employment agreement with Lund International Holdings, Inc. when you sign at the bottom of this letter. This letter does not effect the terms of your stock option plan accelerating the vesting of your stock options with Deflecta-Shield Corporation as a result of the November 25, 1997, Merger Agreement between Lund International Holdings, Inc. and Deflecta-Shield Corporation.

         Further, as to the use by you of Lund's apartment for employees in Minnesota, you agree the use of the apartment prior to the execution of this letter was and is in your capacity as an employee of Deflecta-Shield Corporation.

         Please accept our offer for the position of Chief Operating Officer by executing this agreement at the bottom. Thank you for your time and interest in employment with Lund International Holdings, Inc. Please feel free to call me at your convenience if you have any questions. I look forward to your response in the very near future.

Sincerely,





William J. McMahon         William J. McMahon
                    -------------------------
President and Chief Executive Officer





Accepted by:       /s/ Richard D. Minehart, Jr.
                  -----------------------------
                   Richard D. Minehart, Jr.

Dated:             March 10, 1998
                  ---------------


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